                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                ----------------------

                                     SCHEDULE 13G
                                    (RULE 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. _____)(1)


                               CONCENTRIC NETWORK CORP.
-------------------------------------------------------------------------------
                                   (NAME OF ISSUER)


                                     COMMON STOCK
-------------------------------------------------------------------------------
                            (TITLE OF CLASS OF SECURITIES)


                                      00020589R1
-------------------------------------------------------------------------------
                                    (CUSIP NUMBER)



--------------------
    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

  CUSIP NO. 00020589R1               13G    Page 2 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII") 94-3201863

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /     (b) /X/

   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA LIMITED PARTNERSHIP

                      5    SOLE VOTING POWER
                                                                      -0-
       NUMBER
         OF           6    SHARED VOTING POWER
       SHARES                                                        844,624
    BENEFICIALLY
      OWNED BY        7    SOLE DISPOSITIVE POWER
     REPORTING                                                        -0-
       PERSON
        WITH          8    SHARED DISPOSITIVE POWER
                                                                     844,624

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     844,624

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        6.0%

  12   TYPE OF REPORTING PERSON*
                                                                         PN

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

  CUSIP NO. 00020589R1               13G    Page 3 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            KPCB VII ASSOCIATES, L.P., A CALIFORNIA
            LIMITED PARTNERSHIP ("KPCB VII ASSOCIATES") 94-3203783

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /     (b) /X/

   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA LIMITED PARTNERSHIP

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   865,014 SHARES OF WHICH 844,624 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES
      OWNED BY                  HELD DIRECTLY BY KPCB INFORMATION SCIENCES
     REPORTING                  ZAIBATSU FUND II, L.P., A CALIFORNIA LIMITED
       PERSON                   PARTNERSHIP ("KPCB ZF II").  KPCB VII
        WITH                    ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
                                AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                865,014 SHARES OF WHICH 844,624 SHARES ARE
                                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES
                                HELD DIRECTLY BY KPCB ZF II.  KPCB VII
                                ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     865,014

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        6.1%

  12   TYPE OF REPORTING PERSON*
                                                                         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G    Page 4 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            BROOK BYERS

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /     (b) /X/

   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
                                                                      -0-
       NUMBER
         OF           6    SHARED VOTING POWER
       SHARES                   865,014 SHARES OF WHICH 844,624 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II.   KPCB VII
     REPORTING                  ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
       PERSON                   AND KPCB ZF II.  MR. BYERS IS A GENERAL PARTNER
        WITH                    OF KPCB VII ASSOCIATES.  MR. BYERS DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                865,014 SHARES OF WHICH 844,624 SHARES ARE
                                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. BYERS IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. BYERS DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     865,014

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        6.1%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G    Page 5 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            KEVIN COMPTON

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /     (b) /X/

   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   865,014 SHARES OF WHICH 844,624 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
     REPORTING                  ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
       PERSON                   AND KPCB ZF II.  MR. COMPTON IS A GENERAL
        WITH                    PARTNER OF KPCB VII ASSOCIATES.  MR. COMPTON
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                865,014 SHARES OF WHICH 844,624 SHARES ARE
                                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. COMPTON IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. COMPTON DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     865,014

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        6.1%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G    Page 6 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            L. JOHN DOERR

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /    (b) /X/

   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   865,014 SHARES OF WHICH 844,624 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
     REPORTING                  ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
       PERSON                   AND KPCB ZF II.  MR. DOERR IS A GENERAL PARTNER
        WITH                    OF KPCB VII ASSOCIATES.  MR. DOERR DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                865,014 SHARES OF WHICH 844,624 SHARES ARE
                                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. DOERR IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. DOERR DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     865,014

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        6.1%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G    Page 7 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            WILLIAM R. HEARST III

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /    (b) /X/

   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   865,014 SHARES OF WHICH 844,624 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
     REPORTING                  ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
       PERSON                   AND KPCB ZF II.  MR. HEARST IS A GENERAL
        WITH                    PARTNER OF KPCB VII ASSOCIATES.  MR. HEARST
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                865,014 SHARES OF WHICH 844,624 SHARES ARE
                                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. HEARST IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. HEARST DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     865,014

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        6.1%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G    Page 8 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            VINOD KHOSLA

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /    (b) /X/

   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   865,014 SHARES OF WHICH 844,624 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
     REPORTING                  ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
       PERSON                   AND KPCB ZF II.  MR. KHOSLA IS A GENERAL
        WITH                    PARTNER OF KPCB VII ASSOCIATES.  MR. KHOSLA
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                865,014 SHARES OF WHICH 844,624 SHARES ARE
                                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. KHOSLA IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. KHOSLA DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     865,014

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        6.1%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G    Page 9 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            JOSEPH LACOB

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /    (b) /X/

   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   865,014 SHARES OF WHICH 844,624 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
     REPORTING                  ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
       PERSON                   AND KPCB ZF II.  MR. LACOB IS A GENERAL PARTNER
        WITH                    OF KPCB VII ASSOCIATES.  MR. LACOB DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                865,014 SHARES OF WHICH 844,624 SHARES ARE
                                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. LACOB IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. LACOB DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     865,014

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        6.1%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G    Page 10 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            BERNARD LACROUTE

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /    (b) /X/

   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   865,014 SHARES OF WHICH 844,624 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
     REPORTING                  ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
       PERSON                   AND KPCB ZF II.  MR. LACROUTE IS A GENERAL
        WITH                    PARTNER OF KPCB VII ASSOCIATES.  MR. LACROUTE
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                865,014 SHARES OF WHICH 844,624 SHARES ARE
                                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. LACROUTE IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. LACROUTE DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     865,014

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        6.1%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G    Page 11 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            JAMES LALLY

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /    (b) /X/

   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   865,014 SHARES OF WHICH 844,624 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
     REPORTING                  ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
       PERSON                   AND KPCB ZF II.  MR. LALLY IS A GENERAL PARTNER
        WITH                    OF KPCB VII ASSOCIATES.  MR. LALLY DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                865,014 SHARES OF WHICH 844,624 SHARES ARE
                                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. LALLY IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. LALLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     865,014

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        6.1%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G    Page 12 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            DOUGLAS MACKENZIE

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /    (b) /X/

   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   865,014 SHARES OF WHICH 844,624 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
     REPORTING                  ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
       PERSON                   AND KPCB ZF II.  MR. MACKENZIE IS A GENERAL
        WITH                    PARTNER OF KPCB VII ASSOCIATES.  MR. MACKENZIE
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                865,014 SHARES OF WHICH 844,624 SHARES ARE
                                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. MACKENZIE IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. MACKENZIE DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     865,014

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        6.1%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00020589R1                 13G    Page 13 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            E. FLOYD KVAMME

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /     (b) /X/

   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   865,014 SHARES OF WHICH 844,624 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
     REPORTING                  ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
       PERSON                   AND KPCB ZF II.  MR. KVAMME IS A GENERAL
        WITH                    PARTNER OF KPCB VII ASSOCIATES.  MR. KVAMME
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                865,014 SHARES OF WHICH 844,624 SHARES ARE
                                DIRECTLY HELD BY KPCB VII AND 20,390 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. KVAMME IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. KVAMME DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     865,014

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        6.1%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 14 of 20 Pages


ITEM 1(a)       NAME OF ISSUER:

                Concentric Network Corp.


ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                10590 North Tantau Avenue
                Cupertino, CA 95014


ITEM 2(a)-(c)   NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                This statement is being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.

                KPCB VII Associates is general partner to KPCB VII and KPCB ZF II. With respect to KPCB VII Associates, this statement relates only to KPCB VII Associates' indirect, beneficial ownership of the shares of Common Stock of Concentric Network Corp., held directly by KPCB VII and KPCB ZF II (the "Shares") and, to the extent applicable, to the shares over which each general partner exercises sole voting and dispositive control. The Shares are held directly by KPCB VII and KPCB ZF II, and KPCB VII Associates does not directly or otherwise hold any Shares. Management of the business affairs of KPCB VII Associates and KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VII Associates, respectively, each of whom disclaims beneficial ownership of the Shares.


ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                Common Stock


ITEM 2(e)       CUSIP NUMBER:

                00020589R1

                                                            Page 15 of 20 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                Not Applicable


ITEM 4.         OWNERSHIP.

                See items 5-11 of cover sheets hereto.


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                Not Applicable


ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Under certain circumstances set forth in the limited partnership agreements of KPCB VII, KPCB VII Associates and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Concentric Network Corp. held by such entity. No such partner's rights relate to more than five percent of the class.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not Applicable


ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not Applicable


ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable


ITEM 10.        CERTIFICATION.

                Not Applicable

                                                            Page 16 of 20 Pages


                                      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1998

BROOK H. BYERS                     KPCB VII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                   LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA                       By:  /s/ Kevin R. Compton
E. FLOYD KVAMME                         ------------------------------
JOSEPH S. LACOB                         A General Partner
BERNARD J. LACROUTE
JAMES P. LALLY                     KLEINER PERKINS CAUFIELD &
DOUGLAS P. MACKENZIE               BYERS VII, L.P., A CALIFORNIA
                                   LIMITED PARTNERSHIP
By:  /s/ Michael S. Curry
     --------------------------    By KPCB VII Associates, L.P.,
     Michael S. Curry              a California Limited Partnership,
     Attorney-in-Fact              its General Partner

                                   By:  /s/ Kevin R. Compton
                                        -------------------------------
                                        A General Partner

                                                            Page 17 of 20 Pages


                                  EXHIBIT INDEX


                                                              Found on
                                                            Sequentially
EXHIBIT                                                    Numbered Page
-------                                                    -------------
Exhibit A:  Agreement of Joint Filing                            18

Exhibit B:  List of General Partners of KPCB VII Associates      19

                                                            Page 18 of 20 Pages


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING


          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 10, 1998, containing the information required by Schedule 13G, for the Shares of Concentric Network Corp., held by Kleiner Perkins Caufield & Byers VII, L.P., and with respect to the general partners, such other holdings as may be reported therein.


Date:  February 10, 1998

BROOK H. BYERS                     KLEINER PERKINS CAUFIELD &
KEVIN R. COMPTON                   BYERS VII, L.P., A CALIFORNIA
L. JOHN DOERR                      LIMITED PARTNERSHIP
WILLIAM R. HEARST III
VINOD KHOSLA                       By KPCB VII Associates, L.P., a California
E. FLOYD KVAMME                    Limited Partnership, its General Partner
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY                     By:  /s/ KEVIN R. COMPTON
DOUGLAS P. MACKENZIE                    ----------------------------------
                                        A General Partner
By:  /s/ Michael S. Curry
     --------------------------
     Michael S. Curry
     Attorney-in-Fact


KPCB VII ASSOCIATES, A CALIFORNIA
LIMITED PARTNERSHIP


By:  /s/ Kevin R. Compton
     --------------------------
     A General Partner

                                                            Page 19 of 20 Pages

                                      EXHIBIT B

                                 General Partners of
                KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


          Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.


1.   (a)  Brook H. Byers
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

2.   (a)  Kevin R. Compton
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

3.   (a)  L. John Doerr
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

4.   (a)  William R. Hearst III
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

5.   (a)  Vinod Khosla
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

                                                            Page 20 of 20 Pages

6.   (a)  E. Floyd Kvamme
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

7.   (a)  Joseph S. Lacob
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

8.   (a)  Bernard J. Lacroute
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

9.   (a)  James P. Lally
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

10.  (a)  Douglas P. MacKenzie
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen